EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made effective as of March 12, 2015 (“Effective Date”), by and between Voice Life Inc. a Nevada corporation (“Company”), and Robert Smith (“Executive”).

The parties agree as follows:

1. Definitions. For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.

“Board” — means the board of directors of Company.

“Cause” — means the occurrence of any of the following events during Executive’s employment under this Agreement: (a) Executive’s conviction of a felony involving fraud, misappropriation, embezzlement or dishonesty in conjunction with Executive’s duties to Company; or (b) Executive’s repeated and willful failure to perform Executive’s job duties as defined by the Board or material breach of this Agreement or the PIIA, provided, in each case, that the Board notifies the Executive of the acts deemed to constitute such repeated and willful failure or material breach in writing and Executive fails to cure such failure or breach within sixty (60) days after written notice is given.

“Continuation Period” — means a period of time commencing upon the consummation of a Liquidation Event and terminating upon the later to occur of (a) the first anniversary of the Liquidation Event and (b) the fourth anniversary of the Effective Date.

“Disability” — means if (a) the Executive is unable to perform the essential duties of the Executive’s employment due to physical or emotional incapacity or illness, where such inability is reasonably expected to be of long-continued and indefinite duration (i.e., for at least three (3) months); or (b) the Executive is entitled to (i) disability retirement benefits under the federal Social Security Act or (ii) recover benefits under any long-term disability plan or policy maintained by Company or the Executive.

“Equity Percentage” – means six percent (6%) of Company’s fully-diluted capitalization, assuming the exercise or conversion of all exercisable or convertible securities and including any shares reserved under any equity incentive plan or similar arrangement.

“Good Reason” — means the occurrence of any of the following events during Executive’s employment under this Agreement: (a) any material reduction in Base Salary or target Performance Bonus(es); (b) any reduction in Executive’s duties (including title, responsibilities and/or authorities), provided, that that the Board may elect to separate the Chairman and Chief Executive Officer roles if they deem such separation is in the best interests of the stockholders without such separation constituting Good Reason; (c) requiring Executive to report to anyone other than the Board or employees of Company or any subsidiary of Company that reported to Executive to report directly to the Board; (d) any requirement that the Executive relocate without appropriate relocation compensation and consideration, including not requiring Executive to maintain two households, consideration of family circumstances, and providing a relocation package consistent with Company’s industry, the Executive’s position and taking into consideration Executive’s specific housing situation.

“IPO” – means (a) a firm commitment underwritten public offering of Company’s Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, immediately following which Company’s Common Stock is listed on a national securities exchange, or (b) another equity financing transaction by Company immediately following which Company’s Common Stock is either (i) listed on a national securities exchange, or (ii) otherwise publicly traded and listed, with material public float and trading volume, as determined in good faith by the Board.

“Liquidation Event” – means a merger, acquisition, consolidation or other transaction (other than an Equity Financing) following which the holders of Company’s outstanding voting securities prior to such transaction hold less than 50% of the outstanding voting securities of the acquiring or surviving corporation, or a sale, license or transfer of all or substantially all of Company’s assets.

“Section 409A” – means Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

2. Employment. Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

3. Duties.

3.1 Position. Executive is employed as Company’s President, Chief Executive Officer and Chairman, and shall have the duties and responsibilities as are normally related to such position, as well as such additional duties and responsibilities as may be reasonably assigned by Company’s Board of Directors (the “Board”) from time to time. Executive shall perform faithfully and diligently all such duties and responsibilities. Executive shall report to the Board. Executive will be entitled to serve as member of the Board for so long as Executive continues to serve as Company’s President, Chief Executive Officer, but shall resign from the Board and from his role as Chairman of the Board immediately after any termination of his employment hereunder.

3.2 Best Efforts/Full-time. Executive shall expend Executive’s best efforts on behalf of Company, and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive shall act in the best interest of Company at all times. Executive shall devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for Company, unless otherwise approved in advance by the Board; provided, however, that the Executive shall be permitted to serve as a member of the board of directors or managers of up to two corporations, limited liability companies or other entities other than Company, or to participate in other advisory or charitable activities, provided further that such activities do not conflict with Company’s core business and such service does not materially interfere with Executive’s duties at Company.

4. At-Will Employment. Executive’s employment with Company is at-will and not for any specified period and may be terminated at any time with or without cause or advance notice by either Executive or Company, subject to the conditions set forth in Section 7 below. No representative of Company, other than the Board, has the authority to alter the at-will employment relationship. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.

5. Compensation.

5.1 Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, Company shall pay to Executive an initial base salary of $72,000 per year prior to the consummation of the IPO and $150,000.00 per year beginning immediately following the consummation the IPO (the “Base Salary”). Subject to Company’s capital needs and compliance with Section 409A and applicable minimum wage requirements, the Executive may elect to defer the payment of some or all of the Base Salary earned prior to the IPO until the consummation of the IPO (but no later than then one year after deferral). The Base Salary shall be payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. In the event Executive’s employment under this Agreement is terminated by either party, for any reason, Executive shall earn the Base Salary prorated to the date of termination. The Base Salary shall be subject to periodic review and increase in the discretion of the Board. This position is an exempt position, which means Executive is paid for the job and not by the hour. Accordingly, Executive shall not receive overtime pay if Executive works more than 8 hours in a workday or 40 hours in a workweek.

5.2 Performance Bonuses. Executive shall be eligible to receive up to five (5) performance bonuses (the “Performance Bonuses” and each, a “Performance Bonus”) per year in the amount of $30,000.00 each, up to $150,000.00 in the aggregate, four (4) of which Performance Bonuses shall be payable with respect to the completion of each fiscal quarter and one (1) of which shall be payable with respect to the completion of the fiscal year. Each Performance Bonus shall be payable in accordance with the normal payroll practices of Company on the first payroll date following the completion of each fiscal quarter, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. The criteria for the payment of the Performance Bonuses shall be based upon the achievement of objectives (the “Objectives”) as mutually agreed between the Executive and the Board prior to the beginning of each fiscal year or as otherwise agreed in writing thereafter. In the event Executive’s employment by Company terminates for any reason prior to the completion of a fiscal quarter, the Performance Bonus for such fiscal quarter shall be pro-rated based upon the number of days of such fiscal quarter serve and the achievement or partial achievement of any Objectives during such fiscal quarter. No Performance Bonuses shall be earned or payable with respect to the period of Executive’s employment prior to the consummation of the IPO.

6. Benefits. Executive shall be eligible for all customary and usual fringe benefits generally available to senior executives of Company, including group health insurance coverage, subject to the terms and conditions of Company’s benefit plan documents.

7. Business Expenses. Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of Company (“Business Expenses”). To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company’s policies.

8. Termination of Employment.

8.1 By Death or Disability. Executive’s employment will terminate automatically on the death of Executive or upon Executive’s Disability. In such event, Company will pay to Executive’s beneficiaries or estate, as appropriate, in a lump sum less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions, within thirty (30) days of Executive’s death, an amount equal to the sum of (a) one year of additional Base Salary at the rate in effect of such termination date, (b) five (5) Performance Bonuses, with each such Performance Bonus equal to the average of the Performance Bonuses paid with respect to the two (2) fiscal quarters or the fiscal quarter and fiscal year end, as applicable, immediately preceding Executive’s death or Disability (such amount in this Section 8.2(b) together with that in Section 8.2(a) being referred to in this Agreement as the “Severance Amount”), and (c) any Base Salary as shall have accrued but remain unpaid and any un-reimbursed Business Expenses as of the date of Executive’s death or Disability. In addition, on the death of Executive or upon Executive’s Disability, twenty-five percent (25%) of the shares subject to the Option and the Second Option shall immediately vest and become exercisable, Executive shall have a period of one year post-termination in which to exercise the Option and the Second Option, and if a Liquidation Event shall occur following the death of Executive or upon Executive’s Disability and prior to the termination of the Option and the Second Option, one hundred percent (100%) of the shares subject to the Option and the Second Option shall immediately vest and become exercisable effective immediately prior to the consummation of the Liquidation Event. For purposes of this Agreement, in the event of a dispute, the determination of a Disability shall be made reasonably by the Board of Directors acting in good faith and shall be supported by advice of an independent physician competent in the area to which such Disability relates. Executive must submit to a reasonable number of examinations by the physician making the determination of disability, and the Executive hereby authorizes the disclosure and release to the Company of such determination and all supporting medical records. If Executive is not legally competent, Executive’s legal guardian or duly authorized attorney-in-fact will act in Executive’s stead, for the purposes of submitting Executive to the examinations, and providing the authorization of disclosure as required under this Section 8.2.

8.2 By Company for Cause. Executive’s employment with the Company may be terminated at the option of and by written notice from the Company for Cause (which notice shall specify the applicable Cause, in reasonable detail). Upon any such termination, all rights, obligations and duties of the parties hereunder shall immediately cease (including, but not limited to, the payment by the Company of any Performance Bonuses or severance payments as set forth in this Section 8), except for the Executive’s obligations under Section 10 and Company’s obligation; provided, that Company shall pay any accrued but unpaid Base Salary and reimburse any Business Expenses as provided in Section 7.

8.3 By Company without Cause or by Employee for Good Reason. Company may terminate Executive “at will” and without Cause at any time, and Executive may terminate Executive’s employment for Good Reason. In the event Company terminates Executive’s employment without Cause or Executive terminates Executive’s employment with Good Reason during Executive’s employment hereunder, all of the following will apply: (a) immediately upon termination, Company will pay to Executive the Severance Amount; (b) twenty-five percent (25%) of the shares subject to the Option and the Second Option shall immediately vest and become exercisable, (c) Executive shall have a period of one year following termination in which to exercise the Option and the Second Option, and (d) if a Liquidation Event shall occur following Company’s termination of Executive’s employment without Cause and prior to the termination of the Option and the Second Option, one hundred percent (100%) of the shares subject to the Option and the Second Option shall immediately vest and become exercisable.

8.4 By Executive without Good Reason. Executive may terminate Executive’s Employment at will (without Good Reason) upon written notice to Company. Executive shall be entitled to all Base Salary at the rate then in effect up to and through the effective date of termination, as well as any unreimbursed Business Expenses.

8.5 Continuation of Benefits. Following the coverage termination date under Company’s group medical, life and long-term disability insurance plans, Executive, his spouse and his dependents shall be entitled to continuation of coverage pursuant to any statutory rights Executive may then have for such continuation coverage (whether under part VI of Subtitle B of Title I of the Executive Retirement Income Security Act of 1974, as amended, or Section 4980B of the Internal Revenue Code of 1986, as amended (together, “COBRA”), or otherwise). Such continuation coverage shall be provided in accordance with applicable law and the terms of the any Company benefit plans as they may be amended from time to time and shall be afforded no longer than the period provided by law and only to the extent that Executive complies with all conditions of such continuation coverage on a timely basis. In the event of termination by Company without Cause, by Executive with Good Reason or upon Executive’s death or Disability, the Company will continue to provide coverage or reimburse Executive for the costs of COBRA for a period of one (1) year.

8.6 Application of Section 409A.

(a) Notwithstanding anything set forth in this Agreement to the contrary, any payments and benefits provided pursuant to this Agreement which constitute “deferred compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (“Section 409A”) shall not commence until Executive has incurred a “separation from service” (as such term is defined in the Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A.

(b) It is intended that each installment of the severance benefits payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company (or, if applicable, the successor entity thereto) determines that the severance benefits constitute “deferred compensation” under Section 409A and Executive is, on the termination of Executive’s service, a “specified employee” of Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely, to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the severance benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive’s Separation From Service or (ii) the date of Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”), Company (or the successor entity thereto, as applicable) shall (A) pay Executive a lump sum amount equal to the sum of the severance benefit payments that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the severance benefits had not been so delayed pursuant to this section and (B) commence paying the balance of the severance benefits in accordance with the applicable payment schedules set forth in this Agreement.

  (c) Except to the minimum extent that payments must be delayed because Executive is a “specified employee” (as described above) or until the effectiveness of the Release, all amounts will be paid as soon as practicable in accordance with the Company’s normal payroll practices.

9. Liquidation Event. Upon the occurrence of a Liquidation Event, in addition to any other benefits or acceleration of vesting as set forth herein, Executive’s employment as a full-time employee of Company shall terminate, and Executive and Company shall enter into a consulting agreement on terms to be mutually agreed (the “Consulting Agreement”), which Consulting Agreement shall, in any event, provide for Executive to provide consulting services to Company in an amount mutually agreed with the acquiring entity in exchange for (a) Base Salary for the duration of the Consulting Period at the rate in effect of as of the date such election is made by the Executive, (b) the full amount of the Performance Bonuses (five Performance Bonuses per year), (c) such other benefits and expense reimbursements as would otherwise be provided to Executive pursuant to Sections 6 and 7 hereof in the event Executive remained employed hereunder,

10. No Conflict of Interest. During the term of Executive’s employment with Company, Executive must not engage in any work, paid or unpaid, that creates a conflict of interest with Company. Such work shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, Executive, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during the term of Executive’s employment with Company, as may be determined by the Board in its sole discretion. If the Board believes such a conflict exists during the term of this Agreement, the Board may ask Executive to choose to discontinue the other work or resign employment with Company. Executive hereby represents and warrants that acceptance of employment with Company and execution and performance of this Agreement by Executive does not conflict with or violate any provision of or constitute a default under any agreement, judgment, award or decree to which Executive is a party or by which Executive is bound, including, but not limited to, any implied or express agreement with any of Executive’s prior employers.

11. Proprietary Information and Inventions Assignment Agreement. Executive agrees to read, sign and abide by PIIA, which is incorporated herein by reference.

12. Parachute Payments.

12.1 If any payment or benefit Executive would receive from the Company pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount ((x) or (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

12.2 The independent registered public accounting firm engaged by Company for general audit purposes as of the day prior to the effective date of the event described in Section 280G(b)(2)(A)(i) of the Code shall perform the foregoing calculations. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting such event, Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder. The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Company and Executive within thirty (30) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by Company or Executive) or such other time as reasonably requested by Company or Executive. Any good faith determinations of the independent registered public accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

12.3 Notwithstanding the above, prior to any reduction in payments and benefits under this Section 6, at Executive’s request the Company agrees, if permissible under Section 280G of the Code and applicable law (and subject to any applicable requirements including any requirements that may be applicable to Executive), to solicit a vote of all eligible shareholders of the Company for approval of such amounts such that the compensation will not be subject to the Excise Tax as provided in Q&As 6 and 7 of Section 1.280G-1 of the Treasury Regulations or any superseding provision of such regulations. The Company agrees to take all reasonable steps, in good faith, to solicit such vote if so request.

13. General Provisions.

13.1 Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.

13.2 Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

13.3 Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

13.4 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

13.5 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Executive and Company and has participated in the negotiation of its terms. Furthermore, Company acknowledges that Company has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

13.6 Governing Law; Venue and Jurisdiction. This Agreement shall be governed by and construed under California law, without regard to conflict of laws principles. Any dispute between the parties arising from this Agreement, including any disputes concerning the negotiation, interpretation, validity, performance, breach or enforcement of this Agreement and the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Orange County, California before one arbitrator, who shall be a retired judge of the Los Angeles Superior Court or Orange County Superior Court or a retired justice of the California Court of Appeal for the Second Appellate District. The arbitration shall be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures. Judgment on the arbitration award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. Any party who is deemed the prevailing party by the arbitrator shall be entitled to his or its reasonable attorneys’ fees and costs. The Company shall bear the costs of the arbitrator, forum and filing fees in connection with any such arbitration.

13.7 Survival. Sections 8, 9, 10, 11, 12 and 13 of this Agreement shall survive any termination of Executive’s employment by Company.

13.8 Confidentiality of Terms. Executive agrees to follow Company’s strict policy that Executives must not disclose, either directly or indirectly, any information, including any of the terms of this Agreement, regarding salary, bonuses, or stock purchase or option allocations to any person, including other Executives of Company; provided, that Executive may discuss such terms with members of his immediate family and any legal, tax or accounting specialists who provide Executive with individual legal, tax or accounting advice provided, further, that such family members or specialists are bound by similar obligations of confidentiality.

13.9 Notice. Any notices hereunder will be given to the appropriate party at the address, fax number or email address set forth on the signature page hereto, or at such other address as the party will specify in writing. Notice will be deemed given: upon delivery, if sent by email or personal delivery; if sent by fax, upon confirmation of receipt; or if sent by certified mail, postage prepaid, 3 days after the date of mailing.

14. Entire Agreement; Amendments. This Agreement, including the Indemnification Agreement, the PIIA and the Plan and no related stock option documents constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with a signed writing by Company and Executive. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

[Signature Page Follows]

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. THE PARTIES HAVE EXECUTED THIS AGREEMENT AS OF THE EFFECTIVE DATE.

EXECUTIVE:

/s/ Robert Smith
Robert Smith

Address:

7071 Warner Avenue Suite 460
Huntington Beach, CA 92647

COMPANY:

VOICE LIFE INC.

By:	/s/ Robert Smith

Name:	Robert Smith Chairman of the Board

MEMORANDUM ADDENDUM TO EMPLOYEE AGREEMENT

THE MAJORITY SHAREHOLDERS

The undersigned, being all of the members of the Board of Directors (the “Board of Directors”) of Voice Life, Inc.., a Nevada corporation (the "Corporation"), acting in accordance with Section 78.315 of the Nevada Revised Statutes, hereby consent to the adoption of the following resolutions:

Employee Salary Adjustment & Removal of Stock Option Grant Award

WHEREAS, in accordance with the Nevada Revised Statutes and the Corporation’s Articles of Incorporation, the Board of Directors may direct that the Corporation approve a request by CEO to reduce Mr. Smith’s base salary in 2015 from $72,000 to $0 effective dates from May 1, 2015 through December 31, 2015.

WHEREAS, Board of Directors discussed and approved a request by our CEO to remove his stock options incentive awards. The Company has decided not to incorporate the use of any stock-based options compensation for any of its executives, employees and/or non-employees at this time, after taking into account the myriad of laws and requirements, including securities law considerations (such as registration issues), tax considerations (tax treatment and deductibility), accounting considerations (expense charges, dilution, etc.), corporate law considerations (fiduciary duty, conflict-of-interest) and investor relations (dilution, excessive compensation, option re-pricing.

WHEREAS, the Board of Directors deems it to be in the best interest of the Corporation and its shareholders to adopt the following resolutions;

NOW, THEREFORE, BE IT

RESOLVED, (1) Board of Directors discussed and approved a request by our CEO to reduce Mr. Smith’s base salary in 2015 from $72,000 to $0 effective dates from May 1, 2015 through December 31, 2015. The reason being to conserve cash and better align the interest of management and out stockholders, we emphasize long-term performance-based equity compensation over base annual salaries.

FURTHER RESOLVED (2), Board of Directors discussed and approved a request by our CEO to remove his stock options incentive awards. The Company has decided not to incorporate the use of any stock-based options compensation for any of its executives, employees and/or non-employees at this time, after taking into account the myriad of laws and requirements, including securities law considerations (such as registration issues), tax considerations (tax treatment and deductibility), accounting considerations (expense charges, dilution, etc.), corporate law considerations (fiduciary duty, conflict-of-interest) and investor relations (dilution, excessive compensation, option re-pricing.

FURTHER RESOLVED, that any officer of the Corporation is hereby authorized and directed to take or cause to be taken all such further actions, to cause to be executed and delivered all such further agreements, documents, amendments, requests, reports, certificates, and other instruments, in the name and on behalf of the Corporation, and to take all such further action, as such officer executing the same in his discretion may consider necessary or appropriate, in order to carry out the intent and purposes of the forgoing resolutions; and

FURTHER RESOLVED, that any action heretofore taken by any authorized officer prior to the date of these resolutions that is within the authority conferred herein is ratified, confirmed and approved.

Counterpart Signatures

RESOLVED, that this Consent may be signed in any number of counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall be deemed to be a single document;

FURTHER RESOLVED, that this Unanimous Written Consent may be signed in counterparts and delivered by facsimile transmission.

Consent

WHEREFORE, this Consent shall have the same force and effect as a majority vote cast at a meeting of the directors duly called, noticed, convened and held in accordance with the law, the Articles of Incorporation, and the Bylaws of the Corporation.

Effective date: January 4, 2016

/s/Robert Smith

Robert Smith